Exhibit 99.1

Contacts:	Tran Nguyen / CFO
Somaxon Pharmaceuticals, Inc.
(858) 876-6500 Rob Whetstone PondelWilkinson, Inc. (310) 279-5963

SOMAXON REPORTS FINANCIAL RESULTS FOR FULL YEAR

AND FOURTH QUARTER ENDED DECEMBER 31, 2011

Conference call scheduled today at 4:30 p.m. ET (1:30 p.m. PT);

Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm

SAN DIEGO, CA –March 8, 2012 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today reported financial results for the full year and fourth quarter ended December 31, 2011.

“While Silenor revenue did not achieve its full potential in 2011, we were able to grow both prescriptions and wholesaler orders in each quarter of the year,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “In the fourth quarter, we changed our commercial strategy in order to significantly reduce our operating expenses while continuing to focus on high-value Silenor prescribers. In January of this year, we re-trained and re-deployed a more focused and streamlined sales force resulting in the retention of over 85 percent of our existing total prescriptions. Going forward, we intend to leverage the promotional sensitivity of Silenor to continue to generate prescriptions while managing our operating expenses in an effort to drive towards positive cash flow and profitability.”

“We will also continue to work with our strategic advisor, Stifel Nicolaus Weisel, to evaluate strategic alternatives with the goal of fully leveraging Silenor for the benefit of our stockholders,” continued Mr. Pascoe. “In addition, we will continue to defend our intellectual property position for the product in an effort to protect Silenor’s market exclusivity.”

Recent Highlights

•

On February 22, 2012, Somaxon announced that its licensee Paladin Labs Inc. has filed a New Drug Submission (NDS) that has been accepted for review by Health Canada for Silenor for the treatment of insomnia. If approved, Silenor is expected to be the first and only prescription product approved for the treatment of insomnia in Canada that is not a controlled substance. Once Silenor is commercialized in Canada and/or the other territories under the licenses to Paladin, Somaxon will be eligible to receive sales-based milestone payments of up to US$128.5 million as well as a tiered double-digit percentage of net sales. To date, the Canadian prescription sleep aid market has consisted mainly of zopiclone, an older medication that despite its limitations, has driven the market to exceed $87 million in 2011, an increase of 10% vs. 2010.

•

In October 2011, Somaxon announced that in a meeting it and Procter & Gamble (P&G) had with the U.S. Food & Drug Administration (FDA) relating to the over-the-counter (OTC) development program for Silenor, the FDA provided clinical and regulatory guidance that the company believes provides a clear path forward toward an OTC version of Silenor. Through the period ending on March 31, 2012, Somaxon and P&G are working together to evaluate the potential to develop and commercialize an OTC version of Silenor, including conducting market research on a desired product profile at P&G’s expense. If P&G notifies Somaxon of its interest in negotiating for rights to an OTC version of Silenor at any time prior to March 31, 2012, P&G will have the exclusive right to negotiate with Somaxon relating to such rights for 120 days from Somaxon’s receipt of the notice, or such longer period as may be mutually agreed by Somaxon and P&G.

Full Year and Fourth Quarter of 2011 Financial Results

For the full year of 2011, net product sales for Silenor was $16.2 million, compared to net product sales of $1.4 million for the full year of 2010. For the fourth quarter of 2011, net product sales of Silenor was $3.9 million, compared to net product sales for the fourth quarter of 2010 of $1.3 million.

Total operating costs and expenses for the full year of 2011 were $73.5 million, including $5.2 million of non-cash, share-based compensation expense, compared with $40.4 million, including $6.7 million of non-cash, share-based compensation expense, for the full year of 2010. Total operating costs and expenses for the fourth quarter of 2011 were $14.2 million, including $1.0 million of non-cash, share-based compensation expense, compared with $17.6 million, including $1.4 million of non-cash, share-based compensation expense, for the fourth quarter of 2010. The increase in operating costs and expenses in 2011 as compared to 2010 was primarily due to an increase in selling, general and administrative (SG&A) expense relating to commercial activities for Silenor in 2011. The decrease in operating costs and expenses during the fourth quarter of 2011 as compared to the comparable prior year period was primarily due to the reduction of the company’s marketing efforts and the company’s reduction in force in the fourth quarter of 2011.

Cost of sales was $2.5 million and $1.0 million for the full year and the fourth quarter of 2011, respectively. Cost of sales for the full year and the fourth quarter of 2011 included a write-down of $0.6 million for excess inventory. Cost of sales was $0.2 million and gross profit was $1.1 million for both the full year and the fourth quarter of 2010.

Gross profit was $13.7 million and $2.9 million for the full year of 2011 and the fourth quarter of 2011, respectively. Expressed as a percentage of net product sales, gross margin was 84.6% and 74.1% for the full year and the fourth quarter of 2011, respectively, and 82.3% and 82.1% for the full year and the fourth quarter of 2010, respectively. Excluding the write-down of excess inventory, gross margin would have been 88.1% and 88.6% for the full year and fourth quarter of 2011, respectively. A reconciliation of GAAP to non-GAAP gross profit and gross margin is included with this press release.

SG&A expense was $69.8 million and $13.0 million for the full year and the fourth quarter of 2011, respectively, compared to $36.6 million and $16.7 million for the full year and the fourth quarter of 2010, respectively. The increase in SG&A expense in 2011 as compared to 2010 was primarily due to the increase in costs associated with commercial activities of Silenor as Silenor was initially made commercially available during the third quarter of 2010. The decrease in SG&A expense during the fourth quarter of 2011 as compared to the comparable prior year period was primarily due to the reduction of the company’s marketing efforts and the company’s reduction in force in the fourth quarter of 2011.

Research and development expense was $1.3 million and $0.2 million for the full year and the fourth quarter of 2011, respectively, compared to $3.6 million and $0.6 million for the full year and the fourth quarter of 2010, respectively.

For the full year of 2011, net loss was $59.3 million, or $1.27 per share, compared with $38.8 million, or $1.16 per share, for the full year of 2010. For the fourth quarter of 2011, net loss was $10.3 million, or $0.21 per share, compared with $16.0 million, or $0.42 per share, for the fourth quarter of 2010.

At December 31, 2011, Somaxon had cash, cash equivalents and short-term investments totaling $10.7 million, compared to $54.8 million at December 31, 2010.

Financial Guidance for the Full Year of 2012

For the full year of 2012, Somaxon is lowering the range of its expected total non-GAAP operating expense to approximately $15 to $16 million, excluding non-cash, share-based compensation expense. Non-cash, share-based compensation expense is expected to be approximately $3 million. The projected decrease in total non-GAAP operating expense for the full year of 2012 compared to previous guidance primarily relates to expected decreases in SG&A expense due to the reduced size of our sales force and our overall headcount and the cancellation of the company’s planned direct-to-consumer advertising campaign for Silenor.

Actual financial results for the full year of 2012 could vary based upon many factors, including but not limited to the rate of growth of Silenor sales and the actual cost of commercial activities.

A reconciliation of non-GAAP operating expense to GAAP operating expense is included with this press release.

Conference Call Information and Forward-Looking Statements

On Thursday, March 8, 2012, Somaxon will conduct a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss results and highlights of the fourth quarter and full year ended December 31, 2011.

The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/events.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-6009 (domestic) or (480) 629-9819 (international), conference call ID 4516082. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (303) 590-3030, and entering passcode 4516082.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to Silenor, prescription trends, the company’s financial status and performance, including its 2012 financial guidance, Somaxon’s evaluation of strategic alternatives and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

To be added to Somaxon’s e-mail list, please visit http://bit.ly/Somaxon-email-list.

About Somaxon Pharmaceuticals, Inc.

Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor, available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.

For more information, please visit the company’s web site at www.somaxon.com.

Safe Harbor Statement

Somaxon cautions readers that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the commercial performance and prospects of Silenor, the potential to license OTC rights to Silenor to Procter & Gamble, Somaxon’s financial guidance and ability to maintain operating expenses at reasonable levels, the process of seeking strategic alternatives and the ability to derive stockholder value from one or more related transactions and Somaxon’s other activities and plans are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully market and sell Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; the potential to enter into an agreement with Procter & Gamble or any other third party relating to over-the-counter rights for Silenor; Somaxon’s ability, together with any partner, to receive FDA approval for an over-the-counter version of Silenor; Somaxon’s ability, together with its strategic advisor Stifel Nicolaus Weisel, to successfully enter into one or more transactions to enhance stockholder value; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including any patent infringement litigation; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and related patent litigation; the possible introduction of generic competition for Silenor; changes in healthcare reform measures and reimbursement policies; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; Somaxon’s reliance on its licensee, Paladin Labs, for critical aspects of the commercial sales process for Silenor outside of the United States; the performance of Paladin and its adherence to the terms of its contracts with Somaxon; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could adversely impact commercial success, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.

SUMMARY STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenues
Net product sales	$3,915	$1,344	$16,155	$1,382
Operating costs and expenses
Cost of sales	1,015	241	2,493	244
Selling, general and administrative	12,991	16,702	69,758	36,579
Research and development	178	625	1,296	3,566

Total operating costs and expenses	14,184	17,568	73,547	40,389

Loss from operations	(10,269)	(16,224)	(57,392)	(39,007)
Interest and other income	22	252	52	262
Interest and other expense	(15)	(55)	(1,940)	(68)

Net loss	$(10,262)	$(16,027)	$(59,280)	$(38,813)

Basic and diluted net loss per share	$(0.21)	$(0.42)	$(1.27)	$(1.16)
Shares used to calculate net loss per share	48,002	38,604	46,541	33,593

SOMAXON PHARMACEUTICALS, INC.

SUMMARY BALANCE SHEETS

(Unaudited)

	December 31, 2011	December 31, 2010
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$10,668	$21,008
Short-term investments	—	33,809
Current portion of restricted cash	50	—
Accounts receivable, net	1,950	5,584
Inventory	264	991
Other current assets	1,003	1,882

Total current assets	13,935	63,274
Long-term portion of restricted cash	201	—
Property and equipment, net	634	755
Intangibles, net	1,089	1,102

Total assets	$15,859	$65,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,774	$1,709
Accrued liabilities	7,054	5,699
Deferred revenue	—	3,459

Total current liabilities	8,828	10,867
Other long-term liabilities	490	—
Total stockholders’ equity	6,541	54,264

Total liabilities and stockholders’ equity	$15,859	$65,131

SOMAXON PHARMACEUTICALS, INC.

Calculation of GAAP Gross Profit ($) and Gross Margin (%)

	Quarter ended December 31,	Year ended December 31,
	2011	2011
	(in thousands)
Net product sales	$3,915	$16,155
Less: Cost of sales	1,015	2,493

GAAP gross profit	$2,900	$13,662

GAAP gross margin (expressed as a percentage of net product sales)	74.1%	84.6%

Reconciliation of GAAP to Non-GAAP 2011 Gross Profit and Gross Margin disclosure

	Quarter ended December 31,	Year ended December 31,
	2011	2011
	(in thousands)
GAAP gross profit	$2,900	$13,662
Add back: Write-down of potentially excess inventory	570	570

Non-GAAP gross profit	$3,470	$14,232

Non-GAAP gross margin (expressed as a percentage of net product sales)	88.6%	88.1%

Reconciliation of GAAP to Non-GAAP 2012 Operating Expense Guidance

Year ended December 31,
2012
(in millions)
GAAP operating expense	$18-19
Deduct: Share-based compensation expense	3

Non-GAAP operating expense	$15-16